                                                          EXHIBIT 99

                                                    SOLUTIA INC.

                                CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                (DOLLARS IN MILLIONS)

                                         FOUR MONTHS                                                    SIX MONTHS
                                            ENDED                                                          ENDED
                                     DECEMBER 31, 1997(1)       1998         1999         2000         JUNE 30, 2001
                                     --------------------       ----         ----         ----         -------------
Income from continuing
  operations, before income
  taxes and equity earnings
  from affiliates(2)...........              $ 37               $350         $267         $  6             $ 36

Add:
    Fixed charges..............                22                 58           62          114               51
    Amortization of capitalized
      interest.................                 2                  7            7            7                4
    Dividends from affiliated
      companies................                14                 37           60           45                5

Less:
    Interest capitalized.......                (4)                (6)         (13)         (18)              (1)
                                             ----               ----         ----         ----             ----
        Income as adjusted.....              $ 71               $446         $383         $154             $ 95
                                             ====               ====         ====         ====             ====

Fixed charges
    Interest expensed and
      capitalized..............                19                 49           53          101               45
    Amortization of debt
      premium..................               --                 --           --           --               --
    Estimate of interest within
      rental expense...........                 3                  9            9           13                6
                                             ----               ----         ----         ----             ----
        Fixed charges..........              $ 22               $ 58         $ 62         $114             $ 51
                                             ====               ====         ====         ====             ====

Ratio of Earnings to Fixed
  Charges......................              3.23               7.69         6.18         1.35             1.86
                                             ====               ====         ====         ====             ====

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(1) We have not calculated the ratio of earnings to fixed charges for the periods before September 1, 1997. Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and Monsanto Company did not allocate debt to us.

(2) Includes restructuring and other unusual items of $122 million for the year ended December 31, 2000, $63 million for the year ended December 31, 1999, and $72 million for the four months ended December 31, 1997. For the six months ended June 30, 2001, amount includes a gain of $28 million that resulted from an insurance settlement.